SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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THE CHINA FUND, INC.

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THE CHINA FUND, INC.

c/o State Street Bank and Trust Company

P.O. Box 5049, One Lincoln Street

Boston, Massachusetts 02206-5049

Dear China Fund Stockholder:

As you may have read, The China Fund, Inc. (the “Fund”) stockholders’ meeting was adjourned for a second time until August 30, 2017 to permit additional stockholders to vote. The single issue before this meeting is the appointment of Open Door Investment Management Ltd. as investment manager. While a significant majority of the votes cast have voted in favor of Open Door, not quite enough to satisfy regulatory requirements.

You are one of the larger stockholders that has yet to vote and the Board needs your help to assure the appointment of Open Door for the benefit of all stockholders.

If you have just forgotten about the vote, the enclosed voting instruction card provides guidance on how to cast your vote.

If you have any questions about the proposal, I am very happy to speak with you directly to answer them. Please feel free to email or call me with any concerns. My contact information is listed below. If you would prefer, you may send me your contact information and the day and time that would be best for me to call you.

Thank you for your support of The China Fund and for casting your vote on this important matter.

Sincerely, Joe O. Rogers

Chairman

The China Fund, Inc.

919-697-5038

joe.rogers@rogersinternationalllc.com